Exhibit 99.1
ADC Therapeutics Reports Fourth Quarter and Full Year 2023 Financial Results and Provides Business Updates

ZYNLONTA® (loncastuximab tesirine-lpyl) net sales of $16.6 million in 4Q 2023 and $69.1 million for full year (FY) 2023; 4Q sales grew sequentially in both academic and community settings

Focused pipeline progressing with continued LOTIS-7 dose escalation, screening patients for ADCT-601 targeting AXL in pancreatic cancer, and advancing differentiated solid tumor research platform

FY 2023 operating expenses decreased 21%1 year-over-year due to portfolio prioritization and operational efficiencies; $278.6M of cash with expected runway extended into 4Q 2025

Company to host conference call today at 8:30 a.m. EDT

Lausanne, Switzerland, March 13, 2024 – ADC Therapeutics SA (NYSE: ADCT) today reported financial results for the fourth quarter and full year ended December 31, 2023, and provided business updates.

“During 2023, we reset our business and capital allocation strategy, strengthened our team and established a clear roadmap to drive value creation for all our stakeholders,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “In the fourth quarter we saw results of our strategy in action across a number of key areas. The impact of our new commercial model resulted in a resumption of growth for ZYNLONTA® sales volume compared to the third quarter, in both community and academic settings. Meanwhile, our prioritized pipeline delivered encouraging data, which we were pleased to share in a business update in January. We also disclosed for the first time our new, differentiated solid tumor platform, which can bring substantial opportunities for the Company through internal and external development. With an expected cash runway into the fourth quarter of 2025 and multiple potential value-generating catalysts ahead, I am excited about our prospects and look forward to updating you on our progress in 2024.”

Recent Highlights and Developments

ZYNLONTA® (loncastuximab tesirine-lpyl)
•ZYNLONTA generated product net sales of $16.6 million in the fourth quarter of 2023, representing a 17% increase over the third quarter of 2023 and a 16% decrease over the fourth quarter of 2022. A return to sequential quarter-over-quarter growth in the fourth quarter of 2023 followed the restructuring of the commercial model, with sales volume increasing in both community and academic settings. The year-over-year net sales decline reflected disruption during the year from the restructuring of the go-to-market model together with the impact of increased competition and higher gross-to-net sales deductions, partially offset by a slight price increase.

Hematology Pipeline
•LOTIS-5: The Phase 3 confirmatory trial for ZYNLONTA in combination with rituximab in patients with 2L+ diffuse large B-cell lymphoma (DLBCL) continues to see accelerated enrollment. As noted by the clinical team and confirmed with the Independent Data Monitoring Committee (IDMC), we have observed higher-than-expected censoring in this trial. As a result, we may need to enroll additional patients, beyond the originally planned 350 patients, to achieve the required number of pre-specified progression-free survival events. The Company continues to expect to complete enrollment of this trial in 2024. The

(1) on a non-GAAP basis or 29% on a GAAP basis including stock-based compensation expense. See reconciliation of GAAP measures to non-GAAP measures in accompanying financial tables

IDMC noted no safety concerns and recommended the trial to proceed at its most recent meeting held on January 16, 2024.
•LOTIS-7: The Phase 1b trial of ZYNLONTA in combination with bispecific antibodies glofitamab or mosunetuzumab for the treatment of heavily pre-treated patients with DLBCL, follicular lymphoma (FL) and marginal zone lymphoma (MZL) is actively enrolling patients. The dose-limiting toxicity (DLT) period has been cleared for the first two dosing levels of ZYNLONTA (90 µg/kg, 120 µg/kg) in both arms and we are currently enrolling patients at 150 µg/kg. After the first Investigator assessment, we have seen evidence of anti-tumor activity among the majority of patients dosed at the first two levels, with mixed histologies including DLBCL, FL and MZL. The Company expects to share additional data once a larger and more mature dataset is available.
•Investigator-Initiated Trial: As announced by the Company on January 4, 2024, an oral presentation at the American Society of Hematology (ASH) 2023 Annual Meeting from the University of Miami investigator-initiated trial exploring ZYNLONTA in combination with rituximab in high-risk relapsed or refractory FL patients indicated a best overall response rate of 96.3% and a complete response rate of 85.2%. After a median follow-up of 9.7 months, the median progression-free survival (PFS) was not reached, and the 12-month PFS was 92.3%. The majority of AEs were grade 1. Grade 3 AEs included neutropenia (n=2; 6.2%), and one case each (3.1%) of hyperglycemia, increased ALT, fatigue, dyspnea and skin infection. Neutropenia was the only grade 4 AE (n=1; 3.1%).
•ADCT-602 (targeting CD22): Dose escalation and expansion in the Phase 1 study with relapsed or refractory acute lymphoblastic leukemia in collaboration with MD Anderson Cancer Center is progressing and additional clinical trial sites are being added to accelerate enrollment.

Solid Tumor Pipeline
•ADCT-601 (targeting AXL): In the Phase 1b trial, the maximum tolerated dose has been reached, and the study is currently in dose optimization. On January 4, 2024, the Company announced that early signs of anti-tumor activity had been seen in both monotherapy and in combination and that the safety profile indicated that ADCT-601 was well tolerated at the doses tested. Additional data from the trial are expected to be shared in a presentation at the American Association for Cancer Research (AACR) Annual Meeting 2024 (April 5–10, 2024). The abstract details are available online. The ongoing dose-optimization/expansion phase is comprised of a monotherapy arm including patients with sarcoma, pancreatic cancer and AXL-expressing non-small cell lung cancer (NSCLC) and a combination arm with gemcitabine in patients with sarcoma and pancreatic cancer. Screening was recently initiated for pancreatic cancer in the monotherapy arm.
•Early-stage pipeline: The Company is advancing a portfolio of investigational ADCs including those targeting Claudin-6, NaPi2b and PSMA. These candidates are based on an innovative proprietary approach which utilizes exatecan with a novel hydrophilic linker as a highly potent and differentiated payload. Data on the Claudin-6 and NaPi2b programs are expected to be shared in presentations at the AACR Annual Meeting 2024. Abstracts details are currently available online. A research investor event is being planned for 2Q 2024 to share additional information.

Upcoming Expected Milestones

ZYNLONTA
•Achieve commercial brand profitability in 2024
•LOTIS-5: Complete enrollment in 2024
•LOTIS-7: Additional data from the Phase 1b dose-escalation in 3L+ in mixed histologies (Part 1) in 2Q 2024 and from the dose-expansion in 2L+ DLBCL (Part 2) in 2H 2024

•Investigator-initiated trial in FL: The study is being expanded to 100 patients in a multicenter clinical trial. Updates are expected at medical meetings.
•Investigator-initiated trial in MZL: The study is designed to enroll 50 patients in a multicenter clinical trial. A futility analysis is expected to be conducted in 2Q 2024. Updates are expected at medical meetings.

Pipeline

ADCT-601 (targeting AXL)
•Additional data updates from the Phase 1 study in patients with sarcoma, pancreatic cancer and NSCLC in 2024

ADCT-602 (targeting CD22)
•Additional data from the Phase 1 study in 2024

Preclinical
•Advancing a broad portfolio of investigational ADCs for solid tumor indications

Fourth Quarter and FY 2023 Financial Results

Cash and Cash Equivalents

Cash and cash equivalents were $278.6 million as of December 31, 2023, compared to $326.4 million as of December 31, 2022. The Company currently expects its cash runway to extend into the fourth quarter of 2025.

Product Revenues

Net product revenues were $16.6 million for the fourth quarter and $69.1 million for full year 2023, compared to $19.8 million and $74.9 million, respectively, for the fourth quarter and full year 2022. Net product revenues are for U.S. sales of ZYNLONTA. The fourth quarter and full year decrease was primarily due to higher gross-to-net deductions and lower sales volume which was impacted by disruption following restructuring of the commercial organization and increased competition, partially offset by a slightly higher price.

License Revenues and Royalties

License revenues and royalties were $0.1 million for the fourth quarter and $0.5 million for full year 2023, compared to $50.0 million and $135.0 million, respectively, for the fourth quarter and full year 2022. The fourth quarter and full year decrease was primarily due to upfront and milestone payments under our exclusive license agreements with Sobi and MTPC that were recognized in 2022.

Research and Development (R&D) Expenses

R&D expenses were $30.3 million for the fourth quarter and $127.1 million for full year 2023, compared to $48.1 million and $186.5 million, respectively, for the fourth quarter and full year 2022. R&D expenses decreased due to less investment in camidanlumab tesirine (Cami), as well as productivity initiatives and focused investment toward prioritized development programs. The decrease in R&D expenses related to Cami was primarily due to completion of the Phase 2 study in 2022 and the Company’s decision to pause the program while it evaluated FDA feedback.

R&D expenses in the fourth quarter and full year 2023 also decreased due to lower share-based compensation expense resulting from fluctuations in the share price and award forfeitures in connection with terminations.

Selling and Marketing (S&M) Expenses

S&M expenses were $13.9 million for the fourth quarter and $57.5 million for full year 2023, as compared to $16.2 million and $69.1 million, respectively, for the fourth quarter and full year 2022. The decrease in S&M expenses for the fourth quarter and full year was primarily due to lower spend on marketing and analytics, lower wages and benefits, as well as lower share-based compensation expense resulting from fluctuations in the share price and award forfeitures in connection with terminations.

General & Administrative (G&A) Expenses

G&A expenses were $11.3 million for the fourth quarter and $48.4 million for full year 2023, compared to $15.7 million and $74.4 million, respectively, for the fourth quarter and full year 2022. G&A expenses decreased for the fourth quarter and full year primarily due to lower share-based compensation expense resulting from fluctuations in the share price and award forfeitures in connection with terminations, as well as lower wages and benefits and insurance costs.

Net Loss and Adjusted Net Loss

Net loss was $85.0 million, or a net loss of $1.03 per basic and diluted share, for the fourth quarter of 2023 and $240.1 million, or a net loss of $2.94 per basic and diluted share for full year 2023. This compares to a net loss of $23.3 million, or a net loss of $0.29 per basic and diluted share, for the fourth quarter of 2022 and $157.1 million, or a net loss of $2.01 per basic and diluted share, for full year 2022. The increase in net loss in both periods primarily reflects the reduction in license revenues and royalties, together with higher income tax expense and lower product revenues, partially offset by lower operating expense.

Adjusted net loss, which is a non-GAAP financial measure, was $79.5 million, or an adjusted net loss of $0.97 per basic and diluted share for the fourth quarter of 2023 and $185.7 million, or an adjusted net loss of $2.27 per basic and diluted share for the full year 2023. This compares to an adjusted net loss of $6.7 million, or an adjusted net loss of $0.08 per basic and diluted share, for the fourth quarter of 2022 and $80.3 million, or an adjusted net loss of $1.03 per basic and diluted share, for full year 2022. The increase in adjusted net loss for the fourth quarter and full year 2023 primarily reflects the reduction in License revenues and royalties, together with higher income tax expense and lower product revenues, partially offset by lower operating expense.

Conference Call Details

ADC Therapeutics management will host a conference call and live audio webcast to discuss fourth quarter and full year 2023 financial results and provide a company update today at 8:30 a.m. Eastern Time. To access the conference call, please register here. Registrants will receive the dial-in number and unique PIN. It is recommended that you join 10 minutes before the event, though you may pre-register at any time. A live webcast of the call will be available under “Events & Presentations” in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ZYNLONTA® (loncastuximab tesirine-lpyl)

ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs). The Company is advancing its proprietary ADC technology to transform the treatment paradigm for patients with hematologic malignancies and solid tumors.

ADC Therapeutics’ CD19-directed ADC ZYNLONTA (loncastuximab tesirine-lpyl) received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy. In addition to ZYNLONTA, ADC Therapeutics has multiple ADCs in ongoing clinical and preclinical development.

ADC Therapeutics is based in Lausanne (Biopôle), Switzerland and has operations in London, the San Francisco Bay Area and New Jersey. For more information, please visit https://adctherapeutics.com/ and follow the Company on LinkedIn.

ZYNLONTA® is a registered trademark of ADC Therapeutics SA.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•Adjusted total operating expenses
•Adjusted net loss
•Adjusted net loss per share

Management uses such measures internally when monitoring and evaluating our operational performance, generating future operating plans and making strategic decisions regarding the allocation of capital. We believe that these adjusted financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and facilitate operating performance comparability across both past and future reporting periods. These non-GAAP measures have limitations as financial measures and should be considered in addition to, and not in isolation or as a substitute for, the information prepared in accordance with GAAP. When preparing these supplemental non-GAAP measures, management typically excludes certain GAAP items that management does not believe are indicative of our ongoing operating performance. Furthermore, management does not consider these GAAP items to be normal, recurring cash operating expenses; however, these items may not meet the GAAP definition of unusual or non-recurring items. Since non-GAAP financial measures do not have standardized definitions and meanings, they may differ from the non-GAAP financial measures used by other companies, which reduces their usefulness as comparative financial measures. Because of these limitations, you should consider these adjusted financial measures alongside other GAAP financial measures.

The following items are excluded from adjusted net loss and adjusted net loss per share:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Certain Other Items: We exclude certain other significant items that we believe do not represent the performance of our business, from our adjusted financial measures. Such items are evaluated by management on an individual basis based on both quantitative and qualitative aspects of their nature. While not all-inclusive, examples of certain other significant items excluded from our adjusted financial measures would be: changes in the fair value of derivatives and warrant obligations and the effective interest expense associated with the Facility Agreement with Deerfield and the senior secured term loan facility and the effective interest expense and cumulative catch-up adjustments associated with the deferred royalty obligation under the royalty purchase agreement with HealthCare Royalty Partners.

See the attached Reconciliation of GAAP Measures to Non-GAAP Measures for explanations of the amounts excluded and included to arrive at the non-GAAP financial measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “future”, “continue”, or “appear” or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the success of the Company’s updated corporate strategy; the expected cash runway into the beginning of Q4 2025, the effectiveness of the new commercial go-to-market strategy, competition from new technologies, the Company’s ability to grow ZYNLONTA® revenue in the United States; Swedish Orphan Biovitrum AB

(Sobi®) ability to successfully commercialize ZYNLONTA® in the European Economic Area and market acceptance, adequate reimbursement coverage, and future revenue from the same; approval by the NMPA of the BLA for ZYNLONTA® in China submitted by Overland ADCT BioPharma and future revenue from the same, our strategic partners’, including Mitsubishi Tanabe Pharma Corporation, ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions, and the timing and amount of future revenue and payments to us from such partnerships; the timing and results of the Company’s or its partners’ research and development projects or clinical trials including LOTIS 5 and 7, ADCT 601 and 602 as well as IITs in FL and MZL and early research in certain solid tumors with different targets, linkers and payloads; the timing and outcome of regulatory submissions for the Company’s products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company’s indebtedness, including Healthcare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company’s activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; and the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

ADC Therapeutics SA
Consolidated Statements of Operation (Unaudited)
(in thousands, except for per share data)

	For the three months ended December 31,		For the years ended December 31,
	2023	2022	2023	2022
Revenue
Product revenues, net	$16,643	$19,798	$69,060	$74,908
License revenues and royalties	147	50,000	498	135,000
Total revenue, net	16,790	69,798	69,558	209,908
Operating expense
Cost of product sales	(1,215)	(320)	(2,529)	(3,301)
Research and development	(30,331)	(48,081)	(127,127)	(186,457)
Selling and marketing	(13,927)	(16,176)	(57,464)	(69,052)
General and administrative	(11,295)	(15,689)	(48,424)	(74,442)
Total operating expense	(56,768)	(80,266)	(235,544)	(333,252)
Loss from operations	(39,978)	(10,468)	(165,986)	(123,344)

Other income (expense)
Interest income	3,291	2,259	10,540	2,568
Interest expense	(12,909)	(9,756)	(46,325)	(36,731)
Loss on debt extinguishment	—	—	—	(42,114)
Other, net	9,724	1,211	6,352	52,804
Total other income (expense)	106	(6,286)	(29,433)	(23,473)
Loss before income taxes	(39,872)	(16,754)	(195,419)	(146,817)
Income tax expense	(43,171)	(3,055)	(39,106)	(227)
Loss before equity in net losses of joint venture	(83,043)	(19,809)	(234,525)	(147,044)
Equity in net losses of joint venture	(1,988)	(3,535)	(5,528)	(10,084)
Net loss	$(85,031)	$(23,344)	$(240,053)	$(157,128)

Net loss per share
Net loss per share, basic and diluted	$(1.03)	$(0.29)	$(2.94)	$(2.01)
Weighted average shares outstanding, basic and diluted	82,292,594	80,463,306	81,712,166	78,152,964

ADC Therapeutics SA
Consolidated Balance Sheet (Unaudited)
(in thousands)

	December 31 2023	December 31 2022
ASSETS
Current assets
Cash and cash equivalents	$278,598	$326,441
Accounts receivable, net	25,182	72,971
Inventory	16,177	12,073
Prepaid expenses and other current assets	16,334	23,495
Total current assets	336,291	434,980
Non-current assets
Property and equipment, net	5,622	3,355
Operating lease right-of-use assets	10,511	6,905
Interest in joint venture	1,647	7,613
Deferred taxes, net	—	37,104
Other long-term assets	711	902
Total assets	$354,782	$490,859

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,569	$12,351
Accrued expenses and other current liabilities	50,634	68,491
Operating lease liabilities, short-term	1,467	1,097
Total current liabilities	67,670	81,939

Deferred royalty obligation	303,572	212,353
Senior secured term loans	112,730	109,714
Operating lease liabilities, long-term	10,180	6,564
Other long-term liabilities	8,879	838
Total liabilities	503,031	411,408

Total shareholders’ (deficit) equity	(148,249)	79,451

Total liabilities and shareholders’ equity	$354,782	$490,859

ADC Therapeutics SA
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended December 31,				Years Ended December 31,
(in thousands)	2023	2022	Change	% Change	2023	2022	Change	% Change
Total operating expense	(56,768)	(80,266)	23,498	(29)%	(235,544)	(333,252)	97,708	(29)%
Adjustments:
Share-based compensation expense (i)	2,220	8,344	(6,124)	(73)%	13,495	50,637	(37,142)	(73)%
Adjusted total operating expenses	(54,548)	(71,922)	17,374	(24)%	(222,049)	(282,615)	60,566	(21)%

	Three months ended December 31,		Twelve months ended December 31,
in thousands (except for share and per share data)	2023	2022	2023	2022
Net loss	$(85,031)	$(23,344)	$(240,053)	$(157,128)
Adjustments:
Share-based compensation expense (i)	2,220	8,344	13,495	50,637
Convertible loans, derivatives, change in fair value income (ii)	—	—	—	(25,650)
Loss on debt extinguishment (iii)	—	—	—	42,114
Deerfield warrants obligation, change in fair value expense (income) (ii)	279	(2,086)	(497)	(11,504)
Effective interest expense on convertible loans (iv)	—	—	—	7,684
Effective interest expense on senior secured term loan facility (iv)	4,650	3,912	18,398	5,845
Deferred royalty obligation interest expense (v)	8,253	5,844	27,915	23,200
Deferred royalty obligation cumulative catch-up adjustment (income) expense (v)	(9,823)	631	(4,972)	(15,482)
Adjusted net loss	$(79,452)	$(6,699)	$(185,714)	$(80,284)

Net loss per share, basic and diluted	(1.03)	(0.29)	(2.94)	(2.01)
Adjustment to net loss per share, basic and diluted	0.06	0.21	0.67	0.98
Adjusted net loss per share, basic and diluted	(0.97)	(0.08)	(2.27)	(1.03)
Weighted average shares outstanding, basic and diluted	82,292,594	80,463,306	81,712,166	78,152,964

(i)Share-based compensation expense represents the cost of equity awards issued to our directors, management and employees. The fair value of awards is computed at the time the award is granted, and is recognized over the requisite service period less actual forfeitures by a charge to the statement of operations and a corresponding increase in additional paid-in capital within equity. These accounting entries have no cash impact.

(ii)Change in the fair value of the convertible loan derivatives and Deerfield warrant obligation results from the valuation at the end of each accounting period. There are several inputs to these valuations, but those most likely to result in significant changes to the valuations are changes in the value of the underlying instrument (i.e., changes in the price of our common shares) and changes in expected volatility in that price. These accounting entries have no cash impact.
(iii)As a result of the exchange agreement entered into on August 15, 2022, the Company recognized a loss on debt extinguishment which primarily consists of the difference between the aggregate principal amount and carrying amount of the convertible loans and exit fee as well as the unpaid interest payments through the maturity date.
(iv)Effective interest expense on convertible loans and senior secured term loans relates to the increase in the value of our loans in accordance with the amortized cost method.
(v)Deferred royalty obligation interest expense relates to the accretion expense on our deferred royalty obligation pursuant to the royalty purchase agreement with HCR and cumulative catch-up adjustment (income) expense relates to changes in the expected payments to HCR based on a periodic assessment of our underlying revenue projections.

CONTACTS:

Investors and Media
Nicole Riley
ADC Therapeutics
Nicole.Riley@adctherapeutics.com
+1 862-926-9040